Exhibit 10.6

SURVIVOR BENEFIT AGREEMENT

This Survivor Benefit Agreement (“Agreement”) is made and entered into on February 25, 2004, by and between Caremark Rx, Inc. (hereinafter referred to as “the Company”) and E. Mac Crawford (hereinafter referred to as “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to provide to the beneficiaries of the Executive a certain survivor benefit upon the death of the Executive under the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1. Definitions.

(a) “Beneficiary” shall mean the person(s) designated pursuant to Section 6 to receive the Death Benefit under this Agreement.

(b) “Death Benefit” shall mean the benefit payable under the Agreement to the Beneficiary pursuant to Section 2.

(c) “Employment Agreement” shall mean the employment agreement executed by and between the Company and the Executive, including any amendments thereto, in effect as of the date of this Agreement.

2. Death Benefit.

(a) The Death Benefit shall be paid to the Beneficiary in a lump sum cash payment by the Company no later than 10 days following the death of the Executive.

(b) The Death Benefit shall be equal to the sum of (i) the Executive’s then-current Base Salary at the time of Executive’s death for the then-remaining term of the Employment Agreement, but in no event less than three (3) years, and (ii) the Executive’s then-current amount of Bonus for the then-remaining term of the Employment Agreement (pro-rated for any partial calendar year during such remaining term), but in no event less than three (3) years. To the extent the Death Benefit becomes payable at any time prior to the insurance policy transfer contemplated in Section 4 hereof, the Company also shall be obligated to pay to the Beneficiary a tax gross up amount equal to the amount of federal income taxes recognized on the payment of the Death Benefit and such gross up amount.

(c) The parties to this Agreement hereby acknowledge and agree that the payment of benefits under this Agreement shall offset any obligations of the Company to pay a death benefit upon the death of the Executive in accordance with the provisions of Section 10(d) of the Employment Agreement or any successor thereto.

(d) The terms “Base Salary” and “Bonus” shall have the same meanings ascribed thereto in the Employment Agreement.

3. Offset of Other Insurance Payments. Notwithstanding any provisions of this Agreement to the contrary, in the event the Beneficiary receives any death benefits under an insurance policy (regardless of the owner of such policy) for which the insurance premiums have been paid directly by the Company, then the amount of the Death Benefit payable hereunder shall be reduced by the amount of the death benefit payable under such insurance policy. Notwithstanding any provisions hereof to the contrary, the Death Benefit shall not be reduced by any death benefits payable on behalf of the Executive under any group term insurance program sponsored by the Company.

4. Termination of Employment by the Executive. Upon the termination of the Executive’s employment with the Company for any reason other than Executive’s death, the Company shall be obligated to transfer to the Executive ownership of an insurance policy with a specified minimum death benefit at the time of such transfer equal to $ 17 million and a minimum cash value at the time of such transfer determined in accordance with this Section 4. The required amount of the minimum cash value under such insurance policy shall be determined by reference to the date on which the Executive terminates employment with the Company in accordance with the terms of Attachment A to the Agreement. Upon the completion of such transfer, the obligations of the Company to pay the Death Benefit under this Agreement shall cease. To the extent the Executive recognizes taxable income for federal tax purposes at the time of the transfer to the Executive of ownership of an insurance policy as provided hereunder, the Company also shall be obligated to pay to the Executive at the time of such transfer a tax gross up amount equal to the amount of federal income taxes so recognized at the time of the transfer, including such taxes attributable to the payment of the gross up amount.

5. General Obligation of Company. The Death Benefit payable under this Agreement shall be paid solely from the general assets of the Company and shall be considered an unfunded promise to pay. Neither the Executive nor the Beneficiary shall have any right in or claim to any asset of the Company under this Agreement other than as a general unsecured creditor of the Company. The Company may purchase and maintain insurance contracts on the life of the Executive to pay the Death Benefit. Except to the extent set forth in Section 4, the Executive and his Beneficiary shall have no interest in any such insurance contract.

6. Designation of Beneficiary. The Executive shall designate a Beneficiary to receive the Death Benefit under the Agreement by executing a beneficiary designation form in writing, as provided by or acceptable to the Company. The Executive may change such Beneficiary designation or add a secondary or contingent Beneficiary, provided such change or designation is in writing (on a form provided by or acceptable to the Company) and is received by the Company before the death of the Executive. An Executive may irrevocably assign his or her rights to designate and change the Beneficiary. In the absence of any Beneficiary designation, or the failure of any designated Beneficiary to survive the Executive, the Beneficiary shall be the Executive’s estate.

7. Amendment or Termination of Agreement. This Agreement may be amended or terminated by the parties only by mutual action taken in a writing executed by both parties hereto.

8. Successors. This Agreement shall be binding upon and shall inure to the benefit of the Company, its participating subsidiaries and their respective successors, assigns, and legal representatives.

9. State Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama to the extent not preempted by federal law.

10. Withholding. The Company shall be authorized to withhold any federal or state employment and income taxes payable with respect to any compensation paid to the Executive or the Beneficiary under the terms of this Agreement.

11. Claims. Any claim by the Executive or the Beneficiary for benefits under this Agreement should be submitted to the Company. To the extent permitted by applicable law, any dispute in connection with any claim under this Agreement shall be handled in accordance with the dispute resolution provisions contained in Section 15 of the Employment Agreement (or any successor provision thereto).

12. Entire Agreement. This Agreement supersedes all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the matters covered herein, and this Agreement constitutes the entire agreement between the parties with respect thereto. No person has any authority to make any representation or promise on behalf of any of the parties not set forth herein and this Agreement has not been executed in reliance upon any representations or promises except those contained herein.

13. Headings Not Controlling. Headings in this Agreement are used for ease of reference and are not controlling of the interpretation of this Agreement. IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

03/02/2004 Date	/s/ E. Mac Crawford E. Mac Crawford

ON BEHALF OF CAREMARK RX, INC.

02/25/2004 Date	/s/ Harris Diamond Harris Diamond, Director and
Compensation Committee Chairman

03/03/2004 Date	/s/ Kirk McConnell Kirk McConnell, EVP/CAO

ATTACHMENT A

The required amount of the minimum cash value under the insurance policy transferred to the Executive, measured at the time of such transfer, under Section 4 of the Agreement upon Executive’s termination of employment shall be determined by reference to the date on which the Executive terminates employment, for whatever reason, with the Company in accordance with the following chart:

Date of Termination	Required Minimum Cash Value
On or Before November 1, 2004	$1,226,592
On or Before November 1, 2005	$2,015,860
On or Before November 1, 2006	$2,829,078
On or Before November 1, 2007	$3,666,256
After November 1, 2007	$4,527,827